Exhibit 99.1

Pachinko World Announces Outlook and Revenue Guidance for Fiscal Year 2007

•                  Plans to open new, more profitable, larger-format pachinko parlors in coming years

HUNTINGTON BEACH, CA — August 10, 2006 — Pachinko World, Inc. (OTC BB: PCHW.OB), a publicly traded company competing in Japan’s estimated $240 billion pachinko industry, today announced a positive outlook for its fiscal year 2007, ending May 31, 2007, and outlined related expansion plans.

Based on management estimates, total revenues for the fiscal year ending May 31, 2007 are expected to be in the range of $32 million to $34 million.  By comparison, in advance of financial results for the 2006 fiscal year ended May 31, 2006, which will be reported in August of this year, this estimate range would represent an approximate 12% to 15% compound annual growth rate in Pachinko World’s revenues as compared to the year ended May 31, 2005.  It would also represent approximately 20% to 24% compound annual revenue growth compared to the fiscal year ended May 31, 2004.  In each of those past fiscal years, results reflected then-newly opened pachinko parlors (or “stores”) that had not yet achieved the revenue ‘run rate’ typical of comparable stores.

This revenue guidance for fiscal 2007 is based on the expected performance of the Company’s existing stores as well as the partial-year revenue contribution expected from a new store planned to be opened in the fiscal year ending May 31, 2007.

The new store planned to open in fiscal 2007 is expected to have the new, larger-format configuration of the stores Pachinko World has opened since 2000.  These feature a large, well air-conditioned, open floor plan, high ceilings, plenty of nearby parking, attractive customer amenities and (with the exception of its 480-machine Oyama store, opened in 2004), upwards of 600 pachinko and pachislo machines per location.  Financing for new stores is expected to be provided by the Company’s cash flow from operations, potentially combined with funds provided by the Company’s existing lenders and/or other financing arrangements.

“The key to our growth plans is the larger, up-to-date design of our newer Kaminokawa, Jimokuji and Okazaki-Nishi locations,” commented Henry Miyano, Pachinko World’s Corporate Secretary.  “The performance of these stores has, as expected, pointed the way forward for us.  With these newer-format stores, overhead expenses are distributed over a larger base of gaming machines, leading to greater net profitability.”

“In fiscal 2007,” Mr. Miyano continued, “depending on the specific location, our established newer-format stores are expected to achieve average annual net pre-tax operating income per machine averaging between $1,500 and nearly $3,000, before accounting for U.S. corporate overhead expenses. This represents as much as triple the average pre-tax net profit per machine for our newer stores compared with our older stores.”

“While we expect the new store we are planning for the fiscal year ending May 31, 2007 to make initial, partial-year revenue contributions to fiscal 2007 results,” Mr. Miyano continued, “there is always a period of several months before any new store consolidates its customer base, reaches its revenue ‘run rate’ and can be considered ‘established.’  Prior to that, each new store requires investments amounting to $8 million in construction and machine installation costs, staff recruitment, advertising, more liberal gaming payouts and other start-up expenses.  Following the first year’s operations, however, each new store has the potential to generate approximately $6 million to $7 million in revenues and $2 million to $2.5 million in operating cash flow annually.”

The Company plans to accelerate its schedule of new store openings in coming years, with the goal of operating a total of 11 to 13 stores by 2009.

About Pachinko World
Pachinko World (formerly Exam USA, Inc.), through its subsidiaries, engages in the ownership and operation of stores in Japan offering pachinko gaming entertainment.  As of February 28, 2006, the Company operated seven stores, comprising 3,392 pachinko and pachislo machines.  Its stores are located in the Aichi prefecture and Tochigi prefecture in the north of Japan’s greater Kanto area.  The Company is also involved in the sale of cigarettes, non-alcoholic beverages, and sundry items, as well as in the operation of two small restaurants.  Founded by Yoneji Hirabayashi in 1956, the Company is headquartered in Huntington Beach, California.

This press release contains forward-looking statements based on the Company’s current expectations.  In some cases, these statements can be identified by terminology such as “may”, “should”, “plans”, “believe”, “will”, “anticipate”, “estimate”, “expect”, or “intend”, including their opposites or similar phrases or expressions.  Readers should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements.  These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved.  Actual results may differ materially from these forward looking statements.

To gain a better understanding of the risk factors that may tend to influence the accuracy of our forward looking statements , the Company recommends that readers consult the risk factors identified in the Company’s Annual Report on Form 10-KSB for the year ended May 31, 2005.  Although management believes that the risks described in the 10-KSB represent all material risks currently applicable to the Company, additional risks and uncertainties not presently known to the Company or that are currently not believed to be important may also affect actual future results and could harm the Company’s business, financial condition and results of operations.

Contacts:	Investor/Media Relations Contact:
Pachinko World, Inc.	Sean Collins, Senior Partner
Phone: 714-895-7772	CCG Investor Relations and Strategic Communications
Fax: 714-895-7732	10960 Wilshire Blvd., Suite 2050
Company Website: http://www.exam-usa.com	Los Angeles, CA 90024
310-477-9800

# # #